UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 27, 2018

Cohu, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-04298	95-1934119
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12367 Crosthwaite Circle, Poway, California		92064
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		858-848-8100

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange

Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

On November 27, 2018, Cohu, Inc. (“Cohu” or “we”) determined that we will implement a facility consolidation program as part of our targeted integration plan regarding the recently acquired Xcerra Corporation. Under this program, we expect to close our manufacturing operations in Penang, Malaysia and Fontana, California by the end of calendar year 2019, and we believe that such consolidation will effectively rationalize our global handler and contactor manufacturing operations. Relating to these actions, we have notified impacted employees of a reduction in force program that will eliminate approximately 280 positions. The facility consolidation and reduction in force programs are being implemented as part of a comprehensive review of our operations and are intended to streamline and reduce our operating cost structure and capitalize on previously communicated acquisition synergies yielding $20 million annual run-rate cost reductions in the first two years and a $40 million annual run rate in the mid-term, defined as three to five-years post-acquisition.

We expect the facility consolidation charges to be in the range of $3.0 million to $3.5 million, and the reduction in force charges, consisting primarily of severance and other termination benefits, to be in the range of $2.5 million to $3.0 million. The estimated costs associated with the reduction in force and facility consolidation actions will be paid predominantly in cash, with the exception of the amortization of approximately $1.2 million of leasehold improvements which is non-cash. We anticipate that these charges will be primarily recognized during the first nine-months of fiscal 2019. We estimate the programs will reduce gross pre-tax cost by approximately $8.0 million on an annual run-rate starting by the end of 2019 as program benefits are realized.

Forward Looking Statements:

Certain statements contained in this Current Report on Form 8-K may be considered forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding facilities consolidation and headcount reductions; estimated charges and timing; integration and cost synergy savings, timing and targets; expense reductions; and any other statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: risks associated with acquisitions; inventory, goodwill and other asset write-downs; our ability to convert new products into production on a timely basis and to support product development and meet customer delivery and acceptance requirements for new products; our reliance on third-party contract manufacturers and suppliers; failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; revenue recognition impacts due to ASC 606; market demand and adoption of our new products; customer orders may be canceled or delayed; the concentration of our revenues from a limited number of customers; intense competition in the semiconductor equipment industry; our reliance on patents and intellectual property; compliance with U.S. export regulations; impacts from the Tax Cuts and Jobs Act of 2017 and ongoing tax examinations; geopolitical issues and trade wars; ERP system implementation issues; the seasonal, volatile and unpredictable nature of capital expenditures by semiconductor manufacturers; rapid technological change; and significant risks associated with the Xcerra acquisition including but not limited to (i) the ability of Cohu and Xcerra to integrate their businesses successfully and to achieve anticipated synergies and cost savings, (ii) the possibility that other anticipated benefits of the transaction will not be realized, (iii) litigation relating to the transaction that still could be instituted against Cohu and/or Xcerra, (iv) possible disruptions from the transaction that could harm Cohu’s and/or Xcerra’s respective businesses, (v) the ability of Cohu or Xcerra to retain, attract and hire key personnel, (vi) potential adverse reactions or changes to relationships with customers, employees, suppliers or other parties resulting from the completion of the acquisition, (vii) the adverse impact to Cohu’s operating results from interest expense on the financing debt, rising interest rates, and any restrictions on operations related to such debt, and (viii) continued availability of capital and financing and rating agency actions. These and other risks and uncertainties are discussed more fully in Cohu’s filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q, in the Registration Statement on Form S-4 that was filed by Cohu with the SEC containing a prospectus with respect to the Cohu common stock that was issued in the transaction and the joint proxy statement of Cohu and Xcerra in connection with the transaction that is contained therein, and the other filings made by Cohu with the SEC from time to time, which are available via the SEC’s website at www.sec.gov. Except as required by applicable law, Cohu does not undertake any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cohu, Inc.

November 30, 2018	By:	/s/ Jeffrey D. Jones

Name: Jeffrey D. Jones
Title: VP Finance and Chief Financial Officer